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                                                                  EXHIBIT 10.25

[WASHINGTON LOGO]


         LARRY L. MYERS
         Senior Vice President
         Human Resources


December 31, 2001


Vincent L. Kontny                                               VIA FACSIMILE
601 Lido Park Drive #2AB                                        -------------
Newport Beach, CA 92663                                         (949) 723-6666

Dear Vince:

This letter is to confirm the terms and conditions of your ongoing employment with Washington Group International through January 31, 2003. If the effective date of the Company's Chapter 11 reorganization is later than January 31, 2002, this letter will be reissued.

1.   POSITION AND SERVICES TO BE RENDERED. As of the Effective Date of
     January 1, 2002, you will report to the Chief Operating Officer, Charlie Oliver, and will work approximately 25% of a full-time schedule monthly as:

     o   Executive sponsor of the Company's projects in the Philippines
     o   Executive sponsor of the Pine Bluff project completion
     o Providing strategic direction to the Mining operating unit, including client visits
     o Providing strategic and general operational input to the Office of the Chairman, as well as specific assignments upon request.

2. COMPENSATION. Your compensation in this position will contain the following components:

     o SALARY. The salary for this position will be $450.00 per hour for all hours worked, with an agreed upon schedule of approximately 44 hours per month.
     o RETENTION PAYMENTS. You will receive a prorated amount of the March, 2002 retention payment, calculated as of the Effective Date, under the terms of your Retention and Severance Agreement (executed March 14, 2001). As of the Effective Date and change to the new assignment, the Retention and Severance Agreement will terminate. The term of this assignment will end, by mutual agreement, on January 31, 2003 and will not qualify for any severance benefit under the aforementioned Agreement or any other policy or program.
o STOCK OPTIONS. You will be granted, pending Board of Directors approval for issuance, non-qualified options to purchase 25,000 shares of the Company's common stock. The options shall vest on January 31, 2003; the exercise period of

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                                                              Vincent L. Kontny
                                                                    Page 2 of 2

         these options will be open until January 31, 2006. These options will be subject to the terms and conditions of the Stock Option Plan and such conditions as the Board of Directors may impose.
     o EMERGENCE INCENTIVE. Upon approval by the new Company's Board of Directors, you will receive a Chapter 11 Emergence Bonus equivalent to 1.75 times your previous annual base salary, payable one-third ($277,083) within two weeks of approval by the new Board, and two-thirds ($554,167) 12 months later. The second payment is conditioned on your active employment through January 31, 2003, and may be further conditioned upon the Company achieving certain financial performance targets, as determined by the Board.

3. FRINGE BENEFITS. There will be no health and welfare plan or life insurance coverage in this position due to the reduced work schedule. You remain eligible for 401(k) plan participation. Travel and normal business expenses will be reimbursed in accordance with Company policies.

4. NON-COMPETITION. During the term of this assignment, you will not work as an employee, director, agent, or consultant for any competitor of Washington Group International or any of its operating units, except as agreed to in writing by the Company. It is recognized that you are on the board of CBI, and Washington Group agrees with your continued service as a Director of that company.

To indicate your acceptance of these terms and conditions, please sign and return one copy of this letter. If you have any questions, please do not hesitate to contact me.

Sincerely,


/s/ Larry Myers

Larry L. Myers


Agreed and accepted:

/s/ Vincent L. Kontny               01/15/02
----------------------------------------------
Vincent L. Kontny                   Date


cc:    Stephen G. Hanks
       Charlie R. Oliver, Jr.



LLM/aw